Exhibit L

                           Alliance Capital Management
                           1345 Avenue of the Americas
                                   32nd Floor
                               New York, NY 10105

                            INITIAL CAPITAL AGREEMENT

                                February 16, 2001

AllianceBernstein Trust
c/o Alliance Capital Management
1345 Avenue of the Americas
32nd Floor
New York, NY 10105

Dear Sirs:

      It is our understanding that AllianceBernstein Trust (the "Trust") proposes to sell shares of beneficial interest (the "Shares") of the various investment portfolios (the "Portfolios") of the Trust pursuant to a registration statement on From N-1A filed with the Securities and Exchange Commission. In order to provide the Trust with a net worth of at least $100,000 as required by
Section 14 of the Investment Company Act of 1940, as amended, we hereby offer to purchase 2,480 Class A, 10 Class B and 10 Class C Shares of each Fund (viz. the AllianceBernstein Value Fund, the AllianceBernstein Small Cap Value Fund, the AllianceBernstein Global Value Fund, and the AllianceBernstein International Value Fund), in each case for $10 per Share.

      We represent and warrant to the Trust that the Shares are being acquired by us for investment and not with a view to the resale or further distribution thereof and that we have no present intention to redeem or dispose of any Shares. We hereby agree that any redemption of these Shares will be reduced by a pro rata portion of any then unamortized organization expenses of the Trust. This proration will be calculated by dividing the number of Shares to be redeemed by the aggregate number of Shares held which represent the Initial Capital of the Trust.

      Please confirm that the foregoing correctly sets forth our agreement with the Trust.

                                        Very truly yours,

                                        Alliance Capital Management L.P.


                                        By: /s/ Edmund P. Bergan, Jr.

Confirmed, as of the date
first above mentioned

AllianceBernstein Trust:


By: /s/ Edmund P. Bergan, Jr.

      A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the relevant Portfolio.